EXHIBIT 10.1

Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of February 25, 2026 by and between:

Consultant: Michael P. Dickerson, 416 NW Canterbury Ct, Port St. Lucie, FL, 34983 and/or Dickerson Financial Services, LLC, 416 NW Canterbury Ct. Port St. Lucie, FL 34983.

Company: Twin Vee PowerCats Co., 3101 S. US Hwy. 1, Ft. Pierce Fl, 34982

1. Services and Compensation

1.1 Consultant agrees to provide advisory, financial, strategic, or other professional services (“Services”) as requested and authorized by the Company from time to time. The Services shall include:

1.1(a): Preparation of quarterly filings on Form 10-Q

1.1(b): Preparation of annual report on Form 10-K

1.1(c): Assist CFO/company with documentation and determination of significant accounting policies/decisions;

1.1(d): Preparation of supporting information for Twin Vee tax return;

1.1(e): Preparation of supporting information for Visconti Enterprises tax return;

1.1(f): Advise and educate CFO with leadership and administrative functions and public company financial reporting

1.2 Consultant’s work may be performed on-site or from home, with no scheduled hours or days. Consultant shall not be considered by Company to be its Interim CFO or act in any such capacity.

1.3 Company shall compensate Consultant at a rate of $6,000 per month for work related to the Services. Any work Company asks Consultant to complete outside of the Services listed above shall be paid at a rate of $150 per hour. Any additional work shall require the Consultant to submit a written request and receive prior written approval from Joseph Visconti.

1.4 Consultant has the discretion, for financial planning purposes, to be paid via his limited liability company, Dickerson Financial Services, LLC, on the 1st of each month or as a 1099 independent contractor in accordance with its regular payroll cycle.

1.5 The term of this Agreement shall commence as of April 1, 2026 and expire on December 31, 2026, unless earlier terminated as provided herein. This Agreement may be extended for an additional term upon written consent of both Company and Consultant.

1.6 The monthly compensation in Section 1.3 is based on the Company’s current corporate structure as a single SEC reporting entity. In the event that any additional SEC reporting entities related to the Company require separate Form 10-Q or 10-K filings, such work shall be deemed outside of the Services listed in Section 1.1 and necessitate an amendment to the Agreement, separate contract, or be subject to the fee structure for out of scope work as defined in Section 1.3.

2. Independent Contractor Status

2.1 Consultant is an independent contractor and not an employee, agent, or partner of the Company. Consultant shall be solely responsible for all taxes, withholdings, and other statutory, regulatory, or contractual obligations of any sort, including but not limited to federal, state, and local income taxes and self-employment taxes.

2.2 Consultant shall have no authority to bind the Company except as expressly authorized in writing.

3. Work Product and Approval

3.1 Any reports, analyses, recommendations, deliverables, or other work product (collectively, “Work Product”) prepared by Consultant shall be submitted to an authorized representative of the Company for review and approval.

3.2 Any Work Product that the Company uses, distributes, relies upon, or submits to third parties shall be deemed to have been reviewed, approved, and accepted by the Company in its entirety.

3.3 Consultant shall not be responsible for the manner in which the Company elects to use, interpret, or rely upon any Work Product.

4. Limitation of Liability

4.1 To the fullest extent permitted by law and except for acts arising from Consultant’s gross negligence or willful misconduct, Consultant shall have no liability to the Company, its affiliates, officers, directors, employees, or agents for any damages, claims, liabilities, costs, or expenses arising from or related to the Services or Work Product, regardless of cause or theory of liability.

4.2 In no event shall Consultant be liable for any indirect, incidental, consequential, special, or punitive damages, even if advised of the possibility of such damages, except for acts arising from Consultant’s gross negligence or willful misconduct.

4.3 The Company’s sole remedy for any dissatisfaction with the Services shall be termination of this Agreement pursuant to Section 6.

5. Confidentiality

5.1       Consultant agrees that any information regarding the Company, its assets, processes, or other confidential information he may learn while performing the Services or carrying out this Agreement is to be treated by him in strict confidence and that he will not make use of such information except to carry out the purposes of this Agreement unless prior written consent is given by the Company.

A)       “Confidential Information” includes, without limitation, (i) any form of marketing plan, strategies, financial information or projections, operations, investor information, sales quotes or estimates, business plans, performance results which may be related to the past, present and/or future business activities of said party, its subsidiaries and affiliated companies; (ii) plans for products or services, and/or current or future business endeavors; (iii) any scientific, technical or data information, invention, design, process, procedure, formula, improvement, technology or method; (iv) any concepts, reports, data, knowledge, works-in-progress, designs, development tools, specifications, computer software, source code, object code, flow charts, databases, inventions, information and trade secrets, trademarks and copyrights; and (v) any other information that should reasonably be recognized as confidential information. Confidential Information need not be novel, unique, patentable, copyrightable, or constitute a trade secret in order to be designated Confidential Information. Consultant acknowledges that Confidential Information is proprietary to the Company, has been developed and obtained through great efforts, and as such, the Company regard all of its Confidential Information as trade secrets. Furthermore, Consultant agrees that Confidential Information is of extreme value to Company and would cause irreparable harm to Company if disclosed to other persons, or if utilized by Consultant or Consultant’s agents for unauthorized purposes.

B)       This paragraph shall survive the termination of this Agreement.

C)       The obligations of confidentiality under this paragraph will not apply to information: which (a) is generally available to the public through no action of either party, (b) which the party knew on the date of this Agreement, had no other obligation to keep confidential, did not acquire from another party bound by a confidentiality agreement with the other party and which that party can so document to the satisfaction of the other party, or (c) which lawfully received from a third party who has no obligation of confidentiality to a party. A disclosure of any Confidential Information by Consultant (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

D)       Upon the termination of the Agreement, Consultant shall not utilize Confidential Information for any purpose whatsoever, either directly or indirectly, nor reveal the Confidential Information directly or indirectly, to any third person. Consultant shall destroy or return to Company all such Confidential Information previously delivered to Consultant, as directed by Company, as well as any copies, outlines, summaries, abstracts, or work product of any type and in any form deriving from such information

6. Term and Termination

6.1 This Agreement shall commence on the date above and continue until terminated by either party upon thirty (30) days’ written notice by either party or December 31, 2026, whichever is first.

6.2 Upon termination, Company shall pay Consultant for all Services performed up to the effective termination date.

7. General Provisions

7.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

7.2 Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings.

7.3 Amendments: This Agreement may be amended only in writing signed by both parties.

7.4 Severability: If any provision is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

8. Dispute Resolution

8.1 Mandatory Arbitration. Any dispute, claim, or controversy arising out of or relating to this Agreement, the Services, or any Work Product shall be resolved exclusively by binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules then in effect. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

8.2 Venue and Seat. The seat and exclusive venue of arbitration shall be the county and state of the Consultant’s principal residence, unless otherwise agreed in writing by the parties. Hearings may be conducted by video conference at the election of the Consultant.

8.3 Governing Law. The arbitrator(s) shall apply the governing law designated in Section 7.1, without regard to its conflicts of law rules.

8.4 Class/Collective Waiver; Jury Waiver. The parties agree to bring claims solely in their individual capacities, and not as a plaintiff or class member in any purported class, collective, or representative proceeding. To the extent any claim is determined not to be subject to arbitration, the parties irrevocably waive trial by jury and consent to exclusive jurisdiction and venue in the state and federal courts located in the county and state of the Consultant’s principal residence.

8.5 Interim Relief. Notwithstanding the foregoing, either party may seek temporary or preliminary injunctive relief in a court of competent jurisdiction to protect its confidential information or intellectual property pending appointment of the arbitrator(s).

8.6 Limitations Period. Any claim or cause of action arising out of or related to this Agreement must be filed within 90 days after such claim or cause of action arose or be forever barred.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Consultant

/s/ Michael P. Dickerson

Michael P. Dickerson

Dickerson Financial Services, LLC

Company

/s/ Joseph Visconti
Joseph Visconti
Title: Chief Executive Officer and President
For: Twin Vee PowerCats Co.

FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (“Amendment”) is entered into effective as of July 11, 2026, by and between Twin Vee PowerCats Co. (“Company”) and Michael P. Dickerson and/or Dickerson Financial Services, LLC (“Consultant”).

Recitals

The parties entered into a Consulting Agreement dated February 25, 2026. The Company has requested that Consultant temporarily serve as Interim Chief Financial Officer in connection with the proposed Agreement and Plan of Merger and the transactions contemplated thereby. The parties desire to amend the Agreement to provide for such appointment and the related compensation and protections.

1. Limited Interim Chief Financial Officer Appointment

Notwithstanding Section 1.2 of the Agreement, solely for purposes of completing the proposed Agreement and Plan of Merger and the transactions contemplated thereby, Consultant shall serve as the Company’s Interim Chief Financial Officer to the extent reasonably necessary to execute documents and certifications, communicate with auditors, legal counsel, regulators, lenders, investors and other third parties, assist with SEC filings related to the transaction, and perform such other duties customarily associated with the office of Chief Financial Officer as are reasonably necessary to complete the proposed transaction.

This appointment is temporary and transaction-specific and shall automatically terminate upon the earliest of (a) the closing of the proposed merger transaction; (b) abandonment or termination of the proposed merger transaction; (c) September 30, 2026; or (d) termination of the Consulting Agreement, unless otherwise agreed in writing. Except as expressly provided herein, Consultant shall remain an independent contractor.

2. Indemnification

During Consultant’s service as Interim Chief Financial Officer, Consultant shall be entitled to the same rights to indemnification, advancement of legal expenses, defense of claims and limitation of liability as any other officer or director under the Company’s Articles, Bylaws, applicable law, indemnification agreements and corporate governance policies.

The Company shall maintain Consultant as an insured under its Directors’ and Officers’ Liability Insurance policy to the same extent as any other executive officer.

Additional Indemnification Protection. The Company shall advance and promptly reimburse Consultant for all reasonable attorneys’ fees, costs and other expenses incurred in connection with any claim, investigation, inquiry, subpoena, administrative proceeding, arbitration, civil action, criminal action or regulatory proceeding arising out of or relating to Consultant’s service as Interim Chief Financial Officer or actions taken in good faith within the scope of such service. Such advancement shall be made prior to final disposition, subject only to Consultant’s agreement to repay such amounts if a final, non-appealable judgment determines Consultant is not entitled to indemnification under applicable law. These rights are contractual, cumulative of all other rights, and survive termination.

3. Transaction Compensation

(a) The Company shall grant Consultant 3,970 Restricted Stock Units (RSUs), fully vested immediately upon grant, and shall take all corporate actions necessary to approve and issue the RSUs promptly following execution of this Amendment.

(b) The Company shall pay Consultant $25,000 upon execution of the Agreement and Plan of Merger and an additional $25,000 upon the earlier of (i) the closing of the proposed merger transaction or (ii) September 30, 2026. All cash payments shall be made to Dickerson Financial Services, LLC, or such other entity designated by Consultant in writing.

The compensation described in this Amendment shall be fully earned and non-refundable upon payment or vesting, regardless of whether the proposed merger transaction is ultimately consummated, provided Consultant has substantially performed the services requested by the Company.

4. Ratification

Except as expressly amended, all terms of the Consulting Agreement remain unchanged and in full force and effect. In the event of any conflict, this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Consulting Agreement.

/s/ Michael P. Dickerson Michael P. Dickerson Dickerson Financial Services, LLC Consultant

/s/ Kevin Schuyler Kevin Schuyler Lead Independent Director Twin Vee PowerCats Co.

Cc: Joseph Visconti, CEO